[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


                                                                  Exhibit 10.16

                                LICENSE AGREEMENT

      THIS AGREEMENT made December 15, 2000.

BETWEEN:

                            THE BOARD OF GOVERNORS OF
                       THE UNIVERSITY OF WESTERN ONTARIO,
                               (the "University")

AND:

                                 BIOSTREAM, INC.
    a corporation incorporated under the laws of the State of Massachusetts, and having a place of business at 160 Second Street, Cambridge, MA,
                                (the "Licensee")

WHEREAS:

A. The University has been engaged in research in the course of which it has invented or developed a certain technology due to the efforts of the Inventors in the Department of Chemistry of the University;

B. The Licensee wishes to obtain from the University and the University has agreed to grant a license to the Licensee to use or cause to be used such technology to manufacture, market, sell, distribute, lease and/or license or sublicense products derived or developed from such technology;

NOW THEREFORE in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

SECTION 1 - DEFINITIONS

1.01  In this Agreement, unless a contrary intention appears:

      (a) "Affiliate" means any corporation, company, partnership, joint venture or other entity which controls, is controlled by, or is under common control with, a party to this Agreement; for purposes of this Section 1.01(a), control shall mean, in the case of corporate entities, the direct or indirect ownership of voting shares carrying more than 50% of the votes for the election of directors and sufficient votes to elect a majority of the board of directors;

      (b) "Business Day" means every day other than Saturday, Sunday, and statutory holidays in the State of Massachusetts;

      (c) "Confidential Information" means the Technology and the information provided to the University pursuant to Section 8.01;

      (d) "Date of Commencement" or "Commencement Date" means the date on which this Agreement shall come into force, which shall be the fifteenth day of December, 2000;

      (e)   "Field of Use" means all uses of the Technology;

      (f) "Net Revenue" means the total of all amounts invoiced by Licensee and its authorized Affiliates and sublicensees and agents for sales of Products, which for the purposes of royalty payments shall be limited to those sold in such portions of the Territory to which Patent Rights apply, net of all separately invoiced and actually incurred charges relating to such sales, for: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, purchasers in respect of Products; (b) actual freight and insurance costs incurred in transporting Products to such purchasers; (c) reasonable and customary cash, quantity and trade discounts and other price reduction programs in respect of Products;
            (d) sales, use value-added and other direct taxes incurred in respect of Products; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of Products. Product shall be deemed to have been sold and included in Net Revenue the earlier of delivery or payment. Where any Net Revenue is derived from a country other than Canada, it shall be converted to the equivalent in Canadian dollars on the date received by the Licensee or any such Affiliate at the rate of exchange set by the Bank of Montreal in Toronto for such date, of converting the currency of such revenue into Canadian dollars. The amount of Canadian dollars resulting from such conversion shall be included in the Net Revenue;

      (g) "Licensee Improvement" means any addition to or modification of a component or a material useful in the Technology or the Patent Rights made by the Licensee or by any authorized Affiliate, sublicensee, or agent,

      (h) "Licensee Processed Material" means any substance, product, or compound that is processed by the Licensee or by any of its authorized Affiliates, sublicensees, or agents and which utilizes the Technology,

      (i)   "Milestone Payments" has the meaning set forth in Section 5.02,

      (j) "Materials" means any substance, product or compound (including all cell lines, vectors, plasmids, clones, micro organisms, anti-bodies, antigens, test plates, reagents, chemicals, compounds, physical samples, models and specimens) delivered by the University to the Licensee or to any authorized Affiliate, sublicensee, or agent,

      (k) "Patent Rights" means pending US National Phase patent application No. 09/529,017, "Preparation of Radiolabelled Haloaromatics Via Polymer-Bound

            Intermediates", the inventions described and claimed therein, and any divisions, continuations, continuations-in-part to the extent that their claims are dominated by existing Patents, and patents issuing thereon or reissues thereof; and any and all foreign patents and patent applications corresponding thereto.

      (l) "Product(s)" means any goods, products or Licensee Processed Material covered by one or more claims of the University Patent Rights or University Improvement or of any Licensee Improvement, manufactured with or utilizing any Technology,

      (m) "Related Person(s)" has the meaning assigned to it in section 251 of the Income Tax Act of Canada,

      (n) "Royalty Due Dates" means the last Business Day of January, April, July, and October of each and every year during which this Agreement remains in full force and effect,

      (o) "Technology" means the Patent Rights and any and all Materials, knowledge, know-how and/or techniques invented, developed and/or acquired, prior to or after the Date of Commencement, by the University or the Licensee, relating to Patent Rights and is useful or necessary to the development or production of Products,

      (p)   "Territory" means worldwide,

      (q) "University Improvement" means any addition to or modification of a component or a material useful in the Technology or the Patent Rights made by the University,

      (r) "University Trade-marks" means any mark, trade-mark, service mark, logo, insignia, seal, design or other symbol or device used by the University and associated with or referring to the University or any of its facilities.

SECTION 2 - PROPERTY RIGHTS IN AND TO THE TECHNOLOGY

2.01 OWNERSHIP. The parties acknowledge and agree that the University shall retain ownership of the Patent Rights and Materials and shall own all University Improvements made both before and after the Commencement Date. Licensee shall own all Licensee Improvements.

2.02 FURTHER ASSURANCES. The Licensee shall, at the request of the University, enter into such further agreements and execute any and all documents as may be required to confirm that ownership of the Technology resides with the University.

2.03 LICENSEE TO REPORT LICENSEE IMPROVEMENTS. From time to time and in any event no more than once every six months, the Licensee shall, at the request of the

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.



      University, deliver in writing the details of any and all Licensee Improvements, modifications and enhancements made by it relating to the Technology.

SECTION 3 - GRANT OF RIGHTS

3.01 LICENSE. Subject to the terms and conditions hereof, the University hereby grants to the Licensee and its authorized Affiliates a perpetual, royalty-bearing exclusive license to manufacture, use, market, sell and distribute Products within the Field of Use in the Territory and to commercially exploit the Technology within the Field of Use in the Territory. Notwithstanding any other provision hereof, the parties acknowledge and agree that the University shall have the right to use the Technology and Licensee Improvements without charge whatsoever for research, scholarly publication, teaching and other non-commercial uses.

3.02 SUBLICENSING. The Licensee may grant sublicenses of the Technology, subject to the terms and conditions of Section 3.03.

3.03 SUBLICENSES. Licensee shall provide a true and complete copy of any sublicense agreement or any amendment or termination thereof within thirty
      (30) days of entering into any such sublicense agreement, or any amendment or termination thereof. All sublicense agreements executed by Licensee pursuant to this Section 3.03 shall be consistent with the terms of this Agreement including but not limited to Diligence, Milestones, Reports, Insurance, Termination and Indemnity. Licensee agrees to forward to Licensor on an annual basis a copy of any report received by Licensee from its sublicensee(s) which is pertinent to an accounting for the payment of Milestone Payments (as defined in Section 5.02), royalties or other sublicense income under such sublicense agreements. Licensee is responsible for the performance of the sublicensee(s) relevant to this Agreement. In no event will a Licensee sublicensee be permitted to further sublicense or to assign or transfer any rights which have been granted to it by Licensee. Upon termination of this Agreement, any and all existing sublicenses granted by Licensee shall be assigned to the University.

SECTION 4 - TERM

4.01 TERM. This Agreement shall terminate on the expiration of the last patent obtained pursuant to Section 7 herein, unless earlier terminated pursuant to Section 13 herein.

SECTION 5 - INITIAL LICENSE FEE, MILESTONE PAYMENTS AND ROYALTIES

5.01 INITIAL LICENSE FEE. The Licensee agrees to pay to the University, as an initial license fee, the sum of $[******] (Canadian funds). The said sum shall be paid concurrently with the execution of this Agreement. The said sum shall not be refundable to the Licensee under any circumstances, in whole or in part.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.



5.02 MILESTONE PAYMENTS. Licensee shall pay the University milestone product development payments with respect to the development of Product as set forth in the table below, each payment becoming due and payable on the first date of completion of such milestone regardless of the country in which such milestone is completed. Regardless of the number of Products successfully completing a milestone, payment will be made only upon the first such successful completion by any Product.

Milestone                                    Payment
--------------------------------------       ----------------
Initiation of Phase I Clinical Trail         Canadian $[******]
Completion of Phase II Clinical Trial        Canadian $[******]
Completion of Phase III Clinical Trial       Canadian $[******]
Grant of Regulatory Approval                 Canadian $[******]

5.03  ROYALTIES.

      In consideration of the license granted hereunder, the Licensee shall pay to the University:

      (a) a royalty of [**************] percent ([***]%) of Net Revenue. For greater clarification, on sales between the Licensee, and/or its Affiliates, sublicensees or agents for resale purposes, the royalty shall be paid only on the resale value; and

      (b) In the case of sublicenses or other arrangements with third parties with whom the Licensee is undertaking any efforts to further develop or commercialize the Technology and/or Product(s) jointly or in association with such third party, the Licensee shall also pay to University [****] percent ([*]%) of any income or other consideration received (e.g. license issue fees, milestone payments, etc. but excluding reimbursement by sublicensee or the third party of Licensee's out-of-pocket expenses for research and development). The non-royalty payment provided for in this Section 5.03(b) will not apply to the first Product to which the Milestone Payments under
            Section 5.02 are applicable; and

      (c) In the case of any other sublicenses to third parties, Licensee shall also pay to University a percentage of any income or other consideration received (e.g. license issue fees, milestone payments, etc.) according to the following sliding scale:

                  (i) if sublicensed within one year after commencement of this Agreement, [*****] percent ([**]%),

                  (ii) if sublicensed within year two or three after commencement of this Agreement, [******] percent ([**]%),

                  (iii) if sublicensed within year four or five after commencement of this Agreement, [***] percent ([**]%),

                  (iv) if sublicensed within year six after commencement of this Agreement or any time thereafter, [*****] percent ([*]%).

5.04 ROYALTY PAYMENT DATES. The royalty shall become due and payable on each Royalty Due Date and shall be calculated with respect to the Net Revenue of the

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.



      Licensee in the three month period immediately preceding the month in which the applicable Royalty Due Date falls.

5.05 CURRENCY OF PAYMENTS. All payments made by the Licensee to the University hereunder shall be made in Canadian dollars without any reduction or deduction of any nature or kind whatsoever, except as may be prescribed by Canadian law.

5.06 MINIMAL ANNUAL ROYALTY. The Licensee shall pay a minimum annual royalty to the University of the sum of [************] dollars (Cdn$[******]) which is payable at the end of each calendar year in which Licensee does not sponsor research in the area of radiolabelling technology, at University at a level of at least [**************] dollars (Cdn$[******]) in that calendar year. There shall be no requirement for a minimum, annual royalty in the year 2000. Minimum annual royalties payable under this Section 5.06 shall be credited against the annual running royalty payable under Section 5.03.

SECTION 6 - ASSIGNMENT

6.01 ASSIGNMENT BY THE LICENSEE. Except as provided for in Section 7 herein, the Licensee will not assign, transfer, mortgage, charge or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the University. The University is prepared to allow an assignment of the License Agreement with prior written notification to the University. If this License Agreement is assigned independently of a sale of the Licensee, as a going concern, other than as an assignment to an Affiliate, then the University is entitled to the same percentage of proceeds or, consideration as per the sliding scale pursuant to Section 5.03. The assignee or the Affiliate as the case may be shall be responsible for performance of the terms of this License Agreement as though the original signatory thereto.

6.02 ASSIGNMENT BY THE UNIVERSITY. The University shall have the right to assign its rights, duties and obligations under this Agreement to a corporation or society of which it is the sole shareholder, in the case of a corporation with share capital, or of which it controls the membership, in the case of a corporation or society without share capital. In the event of such an assignment, the Licensee will release, remise and forever discharge the University from any and all obligations or covenants, provided however that such corporation executes a written agreement which provides that such corporation shall assume all such obligations or covenants from the University and that the Licensee shall retain all rights granted to the Licensee pursuant to this Agreement.

SECTION 7 - PATENTS

7.01 PATENT RIGHTS. Licensee hereby recognizes and acknowledges the validity of the Patent Rights licensed hereunder and agrees not to contest such validity either directly or indirectly by assisting other parties.

7.02 PATENT PROSECUTION: PATENT COSTS. Licensee shall reimburse the University for invoiced patent costs incurred related to Patent Rights, in the total amount of Cdn$12,111 within thirty (30) days of receiving copies of invoices for such patent costs. From and after the date of this Agreement, the Licensee shall have primary responsibility for the filing, prosecution and maintenance of patents and/or patent applications worldwide for those inventions within the Patent Rights, at the Licensee's expense. The Licensee shall consult with the University as to the prosecution and maintenance of all such patent applications within the Patent Rights reasonably prior to any substantive deadline or action, and shall not substantially limit the scope of patent protection without the University's consent. The Licensee shall furnish the University with copies of all relevant documents upon filing the same with the patent office of any country.

7.03 COPIES OF PATENT RELATED MATERIALS. The University shall provide the Licensee with copies of the patent applications and the entire prosecution history thereof relating to the Patent Rights.

SECTION 8 - CONFIDENTIALITY AND PUBLICATION

8.01 DUTY OF CONFIDENTIALITY. The parties hereto acknowledge and agree that they will treat the Confidential Information as confidential and that they will use all reasonable efforts not to disclose or communicate or cause to be disclosed or communicated the Confidential Information to any person or corporation except as permitted under a sublicense. Such reasonable efforts will be no less than the efforts used by the receiving party to protect its own confidential information.

8.02 LICENSEE INTERNAL PROGRAM. Each of the parties covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information to its officers, servants or agents and requiring appropriate non-disclosure agreements from any and all persons who may have access to the Confidential Information.

8.03 PUBLICATION. The University shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals or other publications, accounts of its research relating to the Technology provided that the Licensee shall have been furnished copies of the disclosure proposed therefor at least 30 days in advance of the presentation or publication date. If the Licensee does not within 20 days after receipt of the proposed disclosure object to such presentation or publication on the grounds that it contains Confidential Information or confidential information with respect to Licensee Improvements or material that is patentable, the University may proceed with the presentation or publication. In the event that the Licensee objects to the presentation or publication on the grounds,

      (a) that it contains Confidential Information or confidential information with respect to Licensee Improvements, the University shall co-operate in all reasonable respects in making revisions to any proposed disclosures to remove all Confidential Information or confidential information with respect to Licensee Improvements to the satisfaction of the Licensee; or

      (b) that it contains material that is patentable, the Licensee may request that the intended disclosure be delayed for an additional period not exceeding 90 days to permit such patenting to occur. After such period has elapsed, the University shall be free to present and/or publish said disclosures.

SECTION 9 - ACCOUNTING RECORDS

9.01 ACCOUNTING RECORDS. The Licensee shall maintain at its principal place of business, separate accounts and records of business done pursuant to this Agreement, such accounts and records to be in sufficient detail to enable proper payments to be made under this Agreement, and the Licensee shall require Affiliates, sublicensees, and agents to keep similar accounts.

9.02 REPORTS. The Licensee shall deliver to the University by no later than 30 days after the Royalty Due Date, together with the royalty payable thereunder, a report (the "Accounting") setting out particulars of the sale, distribution, leasing or sublicensing of the Technology and/or Products as shall be pertinent to the payment of royalties, including the following:

      (a) the number of Products sold by Licensee and its authorized Affiliates or permitted sublicensees or agents in each country during the applicable royalty period:

      (b) the Gross Revenue for each Product or Technology charged by Licensee and its Affiliates or permitted sublicensees or agents during the applicable royalty period;

      (c) a calculation of Net Revenue in each country, including a listing of applicable deductions;

      (d) total royalty payable on Net Revenue in Canadian dollars, together with the exchange rates used for conversion which shall be the rate of exchange established by the Bank of Montreal in Toronto on the date payment is received by the Licensee; and

      (e) withholding taxes, if any, required to be deducted as a payment by the University with respect to such royalty payment.

      Licensee shall also provide to the University periodic reports of all significant stages and milestones in the development, manufacture and sale, distribute, leasing or sublicensing of the Technology and/or Products, including but not limited to, the milestones described in
      Section 5.02, by no later than thirty (30) days following the completion of such stage or milestone; such reports shall be in sufficient detail to enable the University to assess the status of all required regulatory approvals relating to the Products, and whether the Licensee is meeting its obligations under Section 10.01 hereof during the relationship between the parties.

9.03 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP). The calculation of royalties shall be made in accordance with generally accepted accounting principles from time to time approved by the American Institute of Certified Public Accountants (or any successor institute) applicable as at the date on which any calculation is required to be made, and applied on a consistent basis.

9.04 RETENTION OF ACCOUNTS AND RECORDS. The Licensee shall retain the accounts and records referred to in Section 9.01 for at least three (3) years after the date upon which they were made and shall permit any duly authorized representative of the University to inspect such accounts and records during normal business hours of the Licensee at the University's expense provided University gives Licensee at least two days notice of its intent to conduct such an inspection. The Licensee shall furnish such reasonable evidence as such representative will deem necessary to verify the Accounting and will permit such representative to make copies of or extracts form such accounts, records and agreements at the University's expense.

9.05 SURVIVAL OF THIS SECTION AFTER TERMINATION. Notwithstanding the termination of this Agreement, this Section 9 shall remain in full force and effect until:

      (c) all payments, including but not limited to royalties, required to be made by the Licensee to the University under this Agreement have been made by the Licensee to the University, and

      (b) any other claims of any nature or kind whatsoever of the University against the Licensee have been settled.

SECTION 10 - PRODUCTION AND MARKETING

10.01 DILIGENCE BY LICENSEE. The Licensee shall use commercially reasonable efforts to: (a) promote, market and sell the Products; (b) utilize the Technology; and (c) meet or cause to be met the world market demand for the Products within jurisdictions where Patent Rights exist. The Licensee shall also comply with the research and development timeline provided in Schedule "B".

10.02 RESTRICTION ON USE OF UNIVERSITY TRADE-MARKS, NAME. The Licensee shall not use any of the University Trade-marks or make reference to the University or its name in any advertising publicity whatsoever, without the prior written consent of the University. No prior written consent by the University is required when University is identified solely for the purposes of disclosures required by law or providing factual information so long as in either instance there is no implied endorsement of any

      Product or use by the Licensee of the Patent Rights. Acknowledgements customary in scientific publications are expected.

10.03 EVALUATION. In the event that the University is of the view that the Licensee is in breach of the covenant contained in this Section 10, the University shall notify the Licensee and the parties hereto shall appoint an independent evaluator (the "Evaluator"), mutually acceptable to both parties, to review the efforts made by the Licensee with respect to the promotion, marketing, sale and distribution of the Products and the Technology (the "Evaluation").

10.04 EVALUATION (CONTINUED). In the event that the parties cannot agree on the Evaluator, the Evaluator shall be chosen by arbitration in accordance with
      Section 16.03. Evaluations shall be limited to one per calendar year.

10.05 EFFECT OF EVALUATION. If the Evaluator determines that the Licensee is in breach of the covenant contained in this Section 10, then the University shall have the right to terminate this Agreement as provided in Section 13 herein. If the Evaluator determines that the Licensee is not in breach of the covenant contained in this Section 10, then the University shall not terminate this Agreement for breach of this Section.

10.06 COST OF EVALUATION. The cost of an evaluation hereunder shall be borne 50% by the Licensee and 50% by the University.

SECTION 11 - INSURANCE

11.01 INSURANCE REQUIRED FOR LICENSEE. One month prior to the first sale of a Product, the Licensee will give notice to the University of the terms and amount of the comprehensive public liability and product liability insurance which it has placed in respect of the same, which in no case shall be less than the insurance which a reasonable and prudent corporation carrying on a similar business would acquire. This insurance shall be placed with a reputable and financially secure insurance carrier, shall include the University, the Board of Governors, its faculty, officers, employees, students and agents as additional insureds, and shall provide primary coverage with respect to the activities contemplated by this Agreement. Such policy shall include severability of interest and cross-liability clauses and shall provide that the policy shall not be canceled or materially altered except upon at least 30 days' written notice to the University. The University shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration as provided for herein. The Licensee shall provide the University with certificates of insurance evidencing such coverage seven days before commencement of sales of any Product and the Licensee covenants not to sell any Product before such certificate is provided and approved by the University.

11.02 INSURANCE REQUIRED FOR SUBLICENSEES. The Licensee shall require that each sublicensee under this Agreement shall procure and maintain, during the term of the sublicense, public liability and product liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier. The Licensee covenants that no party shall be subrogated to the rights of the Licensee for the purposes of pursuing any claim against the University.

11.03 INSURANCE NOT TO AFFECT INDEMNITIES. The existence of any insurance policies above will not relieve the Licensee from their obligations under the indemnification provisions contained in this Agreement.

SECTION 12 - DISCLAIMER OF WARRANTIES, LIMITATION OF LIABILITY

12.01 NO WARRANTIES. The University makes no representations or warranties, either express or implied, with respect to the Technology or Products and specifically disclaims any implied warranty of merchantability or fitness for a particular purpose. The University warrants and represents that it has the authority to license the Patent Rights to the Licensee in accordance with the terms herein.

12.02 NO LIABILITY FOR LOSS OF PROFITS. The University shall not under any circumstances be liable for any loss of profits, be they direct, consequential, incidental, or special or other similar or like damages arising from any defect, error or failure to perform with respect to the Technology or Products, even if the University has been advised of the possibility of such damages.

12.03 FURTHER LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement, the University shall not be liable for any indirect, consequential, incidental, special or other similar damages, that may arise in any manner.

12.04 ADDITIONAL DISCLAIMERS. Nothing in this Agreement shall be construed as:

      (a) a warranty or representation by the University as to the validity or scope of the License granted pursuant to this Agreement,

      (b) a warranty or representation by the University that anything made, used, sold or otherwise disposed of under the License granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, registered design or other intellectual property rights,

      (c) an obligation by the University to bring or prosecute actions or suits against third parties for infringement of patents, copyrights, trade-marks, registered design or other intellectual property or contractual rights, or

      (d) the conferring by the University of the right to use in advertising or publicity the University Trade-marks.

12.05 ENFORCEMENT OF TECHNOLOGY. In the event of an alleged infringement of the Technology or any right with respect to the Technology, the Licensee shall have the right to prosecute litigation designed to enjoin infringers of the Technology upon notification to the University. The University agrees to co-operate to the extent of executing all necessary documents and to vest in the Licensee the right to institute any such suits so long as all the direct or indirect costs and expenses of bringing and conducting any such litigation or settlement shall be borne by the Licensee and in such event recoveries shall enure to the Licensee.

12.06 INFRINGEMENT ACTIONS BY THIRD PARTIES. In the event of any complaint alleging infringement or violation of any patent or other proprietary rights is made against the Licensee with respect to the use of the Technology or the manufacture, use or sale of the Products, the following procedure shall be adopted:

      (a) the Licensee shall promptly notify the University upon receipt of any such complaint and shall keep the University fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee,

      (b) subject to this section, all costs and expenses incurred by the Licensee in investigating, resisting, litigating and settling such a complaint, including the payment of any award of damages and/or costs to any third party, shall be borne by the Licensee,

      (c) no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and by the University,

      (d) the University may elect to participate formally in any litigation involving the complaint, to the extent that the court may permit but any additional expenses generated by such formal participation shall be borne entirely by the University (subject to the possibility of recovery of some or all of such additional expenses from the complainant),

      (e) if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain into itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

      (f) the royalties and any milestone payments payable pursuant to this Agreement shall be paid by the Licensee to the University in trust from the date the complaint is made until such time as a resolution of the complaint has been finalized. If the complainant prevails in the complaint, then the royalties paid to the University in trust pursuant to this Section shall be returned to the Licensee, provided that the amount returned to the Licensee hereunder shall not exceed the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint including reasonable Licensee legal costs. If the complainant does not prevail in the complaint, then the University shall be entitled to all royalties paid to it pursuant to this Section. Where the Licensee is thereafter obliged to also make royalty payments to the complainant (the "Third Party Payment"), it shall be entitled to deduct such Third Party Payment from the royalties otherwise payable hereunder, provided that the royalties payable to the University shall not be reduced by more than 50% of the royalties as currently calculated, had the complainant not been successful.

SECTION 13 - TERMINATION FOR DEFAULT

13.01 This Agreement may be terminated by either party, upon giving notice in writing to the other of its intention to do so, in the event that:

      (a) such party makes an assignment for the benefit of creditors, appoints a receiver or manager for itself or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for the relief of debtors; or

      (b) such party is petitioned under any legislation in respect to bankruptcy or insolvency legislation by a third party and does not successfully challenge such petition within sixty (60) days following the filing of such petition; or

      (c) any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the corporate existence of such party, unless such is taken in conjunction with a corporate restructuring or reorganization or sale of the party as a going concern, or if such party ceases to carry on business;

      it being acknowledged that termination shall be effective upon delivery of a notice in accordance with Section 16.09 for any of (a), (b) or (c) hereof, without any further period of time permitted to such defaulting party to cure the default;

      (d) such party fails to pay any monies required to be paid pursuant to this Agreement within five (5) days of the date due for payment, provided that written notice of such default has been delivered by the other party in accordance with Section 16.09 and the defaulting party fails within ten (10) Business Days after receipt of such notice to make such payment;

      (e) such party fails to perform or otherwise breaches any material obligation hereunder, and such defaulting party has not cured the default, failure or breach within thirty (30) days following the giving of written notice in accordance with Section 16.09 hereof, or such longer period as may be reasonably required in the circumstances, so long as the defaulting party is diligently pursuing its obligations to cure; or

      (f) if the Licensee grants a security interest in the Technology to any other party without the prior written consent of the University.

In no event, shall any such notice of termination or intention to terminate be deemed to waive any rights of such party's right to claim damages or to any other remedy which the party giving the notice of breach may have as a consequence of the other party's failure or breach.

13.02  Intentionally deleted.

13.03  RIGHTS UPON TERMINATION. If this Agreement is terminated pursuant to
       Section 13.01,

      (a)   all remaining Materials shall be returned to the University;

      (b) all rights to the Technology (except Licensee Improvements) and the University Improvements shall revert to the University; and

      (c) the Licensee shall cease to use the Technology (except Licensee Improvements to the extent practicing Licensee Improvements would not infringe Patent Rights) in any manner whatsoever or to manufacture the Products within five days of the date on which this Agreement is terminated ("Effective Date of Termination"), Saturdays, Sundays and statutory holidays excepted. The Licensee shall then deliver or cause to be delivered to the University a complete final accounting of all Net Revenue and of all other amounts payable to the Licensee in respect of the sublicensing of the Technology and/or the sale or distribution of Products, within 30 days from the Effective Date of Termination. The accounting will also specify, in or on such terms as the University may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold (the "Unsold Products") on the Effective Date of Termination. If requested by the University, the Unsold Products shall be sold under the direction of the University until the Unsold Products have all been sold or the University waives any further interest in the Unsold Products. The Licensee will make royalty payments to the University in the same manner specified in Section 5 herein on all Unsold Products.

13.04 PRESERVATION OF ALL REMEDIES AND RIGHTS. Upon any termination of this Agreement, the non-defaulting party shall have the right to enforce one or more remedies successively or concurrently in accordance with applicable law and retains all rights and remedies against the defaulting party. The University may proceed to enforce payment of all debts owed to the University and to exercise any or all of the rights and remedies contained herein or otherwise available to the University by law or in equity.

13.05 NON-WAIVER. No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

      No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

SECTION 14 - INDEMNITY

14.01 LICENSEE'S INDEMNITY. The Licensee hereby agrees to indemnify and hold harmless the University, its Board of Governors, officers, employees and agents against any and all claims arising out of the exercise of any rights of the Licensee under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of Technology or Products licensed under this Agreement by the Licensee or its Affiliates, sublicensees, or agents, or their customers or end-users howsoever the same may arise.

14.02 ACKNOWLEDGEMENT OF EXPERTISE BY LICENSEE. The Licensee covenants and agrees that it has the expertise necessary to handle the Technology and the Products with care and without danger to the Licensee, its employees, agents, or the public. The Licensee covenants that it will not accept delivery of the Technology until it has requested and received from the University all necessary information and advice to ensure that it is capable of handling the Technology in a save and prudent manner in accordance with this Section 14.02.

14.03 COMPLIANCE BY LICENSEE WITH LAWS. The Licensee covenants and agrees that it will comply with all laws, regulations and ordinances, whether federal, provincial, municipal or otherwise with respect to the Materials, the Technology and/or this Agreement.

SECTION 15 - ADDITIONAL COVENANTS OF LICENSEE

15.01 CHANGE OF CONTROL. Unless otherwise agreed between the parties, the Licensee shall notify the University in writing within 30 days following:

      (a) the sale of a controlling interest (as defined in 1.01(a)) in the Licensee to pass to any person or persons other than those having a controlling interest at the date hereof whether by reason of purchase of shares or otherwise, or

      (b) a reorganization of the Licensee (whether by merger, amalgamation or otherwise) or the transfer of any part of its business to a subsidiary or associated company.

15.02 POWER OF ENTRY. The Licensee shall permit any duly authorized representative of the University during normal business hours and at the University's sole risk and expense with two days notice to enter upon and into any premises of the Licensee for the purpose of inspecting the Products and the manner of their manufacture and the use of the Materials and the Technology and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

SECTION 16 - GENERAL

16.01 RELATIONSHIP. Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership, joint venture or employment relationship. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party's name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

16.02 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

16.03 DISPUTE RESOLUTION. In the event of a dispute between the parties arising out of or in connection with this Agreement or regarding the interpretation of the provisions hereof, the procedure set forth in Schedule "A" shall apply.

16.04 INTERIM PROTECTION. Section 16.03 shall not prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

16.05 ENUREMENT. Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

16.06 HEADINGS. Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not be used in the interpretation hereof.

16.07 SURVIVAL OF COVENANTS. The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement including, without limitation the provisions of Section 8, shall be and remain in force notwithstanding such expiration or other termination of this Agreement for any reason whatsoever.

16.08 SEVERABILITY. In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise violable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

16.09 NOTICES. All notices, requests, directions or other communications required or permitted herein will be in writing and will be delivered to the parties hereto respectively as follows:

      If to the Licensee:

      Biostream, Inc.
      160 Second Street
      Cambridge, Massachusetts
      USA 02142

      Attention:             Dr. John Babich, President and C.E.O.

      Telecopier No:         617-492-5664

      If to the University:

      Respecting administrative and financial matters, and interpretation, amendment or termination of this Agreement:

      Office of Industry Liaison
      Stevenson-Lawson Building
      Room 319
      The University of Western Ontario
      London, Ontario
      N6A 5B8

      Attention:             Director

      Telecopier No:         519-661-3907

      FOR SCIENTIFIC AND TECHNICAL MATTERS:

      Department of Chemistry
      Faculty of Science
      The University of Western Ontario
      London, Ontario
      N6A 5B8
      Attention:            Duncan Hunter

      Telecopier No:        519-661-3022

      In order for any notice, request, direction, or other communication to be effective, it will be delivered in person or sent by registered mail or facsimile (followed by hard copy) addressed to the party for whom it is intended at the above-mentioned address and will be deemed to have been received if delivered in person, when so delivered; and if sent by registered mail, when the postal receipt is acknowledged by the other party; if sent by facsimile, when transmitted. Notwithstanding the foregoing, any notice where a party gives notice of termination or of its intention to terminate under Section 13 shall be delivered by courier with signed receipt. The address of either party may be changed by notice in the manner set out in this provision.

16.10 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties and no modifications hereof shall be binding unless executed in writing by the parties hereto.

16.11 TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

16.12 NUMBER, GENDER. Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context of the parties hereto may require.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

                                    THE BOARD OF GOVERNORS OF
                                    THE UNIVERSITY OF WESTERN ONTARIO

                                    By:  /s/ Douglas S. Gill
                                         ---------------------------------------
                                         Douglas Gill
                                         Director, Office of Industry Liaison

                                    I have authority to bind the University.

                                    BIOSTREAM, INC.

                                    By:  /s/ John W. Babich
                                         ---------------------------------------
                                         Name: JOHN W. BABICH
                                         Title: PRESIDENT

                                    By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                    I/we have authority to bind the Corporation.

                                  SCHEDULE "A"

                               DISPUTE RESOLUTION

In the event a dispute or disagreement (hereinafter called "Dispute") arises between the parties in connection with the interpretation of any provision of this Agreement or the compliance or non-compliance therewith, or the validity or enforceability thereof, or the performance or non-performance of either party to the Agreement, the following Dispute resolution process shall be followed by the parties:

i. A Dispute will be deemed to have arisen upon the delivery of a written notice by one party to the other describing the Dispute (herein called the "Dispute Notice"). Upon delivery of the Dispute Notice, the parties agree to attempt to resolve the Dispute in a prompt and expeditious manner. Except for the Dispute Notice, all communications between the parties will be on a without prejudice basis.

ii. If the parties have not been able to resolve the dispute in a prompt and expeditious manner after delivery of the Dispute Notice, either party may at any time thereafter request by written notice to the other party that the Dispute be escalated to Senior Management.

iii. In the event such a request with written notice is made, each party shall make available the senior executives specified in the following subsection ("Senior Management") who shall meet within fifteen (15) Business Days after such request is made at the offices of the party which received the request to attempt to resolve the Dispute.

iv.   The Senior Management appointee for each party is as follows:

Licensee: Dr. John Babich, President and CEO

University: Mr. Doug Gill, Director, Office of Industry Liaison

Either party may change its Senior Management appointee upon prior written notice to the other.

In case such Dispute is not settled amicably by Senior Management within thirty
(30) days of escalation to Senior Management, such Dispute shall be arbitrated by an Arbitration Board acting in accordance with the provisions of the Arbitration Act, 1991 (Ontario), whose decision shall be final and binding upon the parties. The Arbitration Board shall consist of the person or person that the parties may agree on and in default of agreement within twenty (20) days following the expiration of the above-mentioned thirty (30) day period, each of the parties in dispute shall nominate one member to serve on the Arbitration Board and shall give notice to the other party of the name of its nominee. If one party fails to give this notice within fifteen (15) days after the other party has done so, then the member nominated by the other party shall constitute the

Arbitration Board. If each party gives this notice, then the two members so nominated by agreement shall select a third member who shall be Chairman. If the original two members are unable to agree upon a third member within thirty (30) days after the second notice has been given, then either party may apply to a Judge of an appropriate court of the jurisdiction in which the arbitration will take place to appoint the third member who shall be unconditionally accepted by both parties. The place of arbitration for disputes for which arbitration is initiated by either party shall be Toronto, Ontario. Each member shall have knowledge of and experience in the nuclear medicine industry. The language of any arbitration will be English.

The arbitration hearing shall commence within sixty (60) days after appointment of the Arbitration Board is done and shall be completed and a binding award rendered in writing within sixty (60) days after commencement of the hearing unless exceptional circumstances warrant delay. The decision of the Arbitration Board may be entered in any court of competent jurisdiction and execution entered thereupon forthwith. The law specified in Section 16.02 of This Agreement above shall apply.

Each party shall bear the cost of preparing its own case. The Arbitration Board shall have the right to include in the award the prevailing party's costs of arbitration and reasonable fees of attorneys, accountants, engineers and other professionals incurred by it in connection with the arbitration.

Notwithstanding the provisions of this Schedule "A", the parties recognize that a party may desire to seek emergency, provisional, or summary relief (including temporary injunctive relief) to enforce the provisions of this Agreement relating to protection of Intellectual Property and/or Confidential Information. A party may seek such relief, provided, however, that immediately following the issuance of any emergency, provisional, temporary injunctive or summary relief, any such judicial proceedings shall be stayed (and each party shall consent to such stay) pending resolution of any related underlying claims between the parties.

                                  SCHEDULE "B"
                             DILIGENCE BY LICENSEE

Years 2001 and 2002 Licensee is funding additional research by way of a two-year contract research agreement with the University. During this period there shall be no additional diligence requirements.

During the year 2003, Licensee will label one Product candidate with the licensed technology and complete all animal toxicology studies necessary to file an IND in the US and shall file an IND either in the US or its equivalent in Canada.

During the year 2004, Licensee will begin a Phase I clinical trial of a Product candidate.

During the year 2005, Licensee will begin a Phase II clinical trial of a Product candidate.

During the year 2006, Licensee will begin a Phase III clinical trial of a Product candidate.

During the year 2007, Licensee will file a US NDA or its equivalent in Canada for a Product candidate.

Licensee will achieve its first sale of Product within six months of US FDA approval of a NDA or equivalent approval in Canada.

If at any time the Product candidate fails in human trials, Licensee shall within 30 days of that determination notify the University and Licensee shall have the opportunity to label another Product candidate with the licensed technology and the timeline for Diligence by Licensee shall be restarted.

In any year after 2002 if Licensee funds additional research on the licensed technology at the same or greater levels as in 2001 and 2002, then the Section
10.01 diligence requirements shall be waived for that year.